Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 16, 2022
Registration Statement Nos. 333-233850 and 333-233850-06

Joint Leads: Barclays (str), Citi
Co-Managers: Wells Fargo, Deutsche Bank
-Anticipated Capital Structure-

CL	Size(mm)	Offered(mm)	WAL	S&P/DBRS	PWIN	L. FINAL	BENCH	LAUNCH	YLD%	CPN%	PRICE
A-1	$98.000	$93.100	0.13	A-1+/R-1(H)	1-3	03/23	IntL	+ 10	0.33511%		100-00
A-2	$202.320	$192.204	0.55	AAA/AAA	3-11	06/24	EDSF	+ 30	1.160%	1.15%	99.99607
A-3	$110.290	$104.775	1.19	AAA/AAA	11-18	07/25	EDSF	+ 38	1.752%	1.54%	99.75835
B	$127.290	$120.925	1.87	AA/AA	18-27	06/26	EDSF	+ 60	2.304%	2.18%	99.79303
C	$117.690	$111.805	2.67	A/A	27-37	06/28	IntS	+ 85	2.688%	2.56%	99.70955
D	$114.210	$108.499	3.56	BBB/BBB	37-49	06/28	IntS	+ 115	3.080%	3.02%	99.86395
E	$80.200	$76.190	4.47	BB/BB	49-56	10/29	IntS	+ 335	5.327%	5.02%	99.01172
-Deal Summary-
Offered Size: $807.498mm offered
Exp. Pricing: PRICED
Exp. Settle: 2/23/2022
Pxg Speed: 1.5% ABS to 5% Call
Offering Format (Class A-D): SEC REG | (Class E): 144A / Reg S / IAI
First Pay Date: 3/15/2022
ERISA Eligible: Yes (Class A-D) | No (Class E)
EU RR Eligible: No
Exp. Ratings: S&P/DBRS
Min Denoms (Class A-D): $1k x $1k | (Class E): $1.07mm x $1k
BBG Ticker: EART 2022-1
B&D: Barclays

-Available Information-

* Preliminary Prospectus, Class E POM, Ratings FWP : Attached

* Intex Deal Name : bcgeart_2022-1_prepricebase | Password: AAKJ

* Roadshow Link : https://dealroadshow.com | Passcode: EART221 (case sensitive)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (Edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.